UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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SKYLINE MEDICAL INC.

(Name of Registrant as Specified In Its Charter)

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SKYLINE MEDICAL INC.
2915 Commers Drive, Suite 900
Eagan, Minnesota 55121
Telephone: (651) 389-4800

Dear Stockholders:

We are writing to advise you that Skyline Medical Inc. (the “Company”) intends to amend its Certificate of Incorporation to increase the authorized share capital of the Company from 10,666,667 shares of common stock to 100,000,000 shares of common stock, and from 10,000,000 shares of preferred stock to 20,000,000 shares of preferred stock.

This action was approved on June 18, 2015 by our Board of Directors (the “Board of Directors” or the “Board”). In addition, the holders of a majority of our issued and outstanding voting securities have approved these actions on June 18, 2015 by written consent in lieu of a special meeting of stockholders in accordance with the relevant sections of the Delaware General Corporation Law.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying information statement (“Information Statement”) is furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement is first mailed to you on or about June 22, 2015.

We thank you for your continued interest in the Company.

By Order of the Board of Directors, Sincerely,

Josh Kornberg President, Chief Executive Officer and Interim Chairman of the Board

Eagan, Minnesota
June 19, 2015

SKYLINE MEDICAL INC.
2915 Commers Drive, Suite 900
Eagan, Minnesota 55121
Telephone: (651) 389-4800

INFORMATION STATEMENT REGARDING ACTION TAKEN BY WRITTEN CONSENT OF MAJORITY OF
STOCKHOLDERS IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement is being furnished to the stockholders of Skyline Medical Inc. in connection with the written consent of the holders of a majority of our issued and outstanding voting securities approving an increase in the authorized share capital of the Company from 10,666,667 shares of common stock to 100,000,000 shares of common stock, and from 10,000,000 shares of preferred stock to 20,000,000 shares of preferred stock. The increase in authorized shares will be effected through the filing of a Certificate of Amendment to our Certificate of Incorporation (the “Certificate of Amendment”). On June 18, 2015, our Board of Directors approved the increase in authorized shares. In addition, on June 18, 2015, the holders of a majority of our issued and outstanding voting securities as of that date executed a written consent approving the increase in authorized shares and the Certificate of Amendment. A copy of the form of Certificate of Amendment is attached as Appendix A to this Information Statement.

The elimination of the need for a special meeting of stockholders to approve this action is made possible by Section 228 of the Delaware General Corporation Law which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. Utilizing the written consent of the holders of a majority in interest of our voting securities eliminates the costs involved in holding a special meeting of stockholders.

Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of the corporate action without a meeting of stockholders to all stockholders who did not consent in writing to such action. This Information Statement serves as this notice. This Information Statement is first being mailed on or about June 22, 2015 to stockholders of record as of June18, 2015, and is being delivered to inform you of the corporate action described herein before it takes effect in accordance with Rule 14c-2 of the Exchange Act. No appraisal rights are afforded to our stockholders under Delaware law as a result of the adoption of the Certificate of Amendment.

The entire cost of furnishing this Information Statement will be borne by us. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding copies of this Information Statement to beneficial owners.

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE
OUR AUTHORIZED SHARE CAPITAL

Our Board of Directors and the holders of a majority of our issued and outstanding voting securities have approved a proposal to amend our certificate of incorporation to increase the number of authorized shares of common stock from 10,666,667 to 100,000,000 and of preferred stock from 10,000,000 to 20,000,000.

 Background and Reasons for the Proposed Amendment

The stockholder base of our Company has grown significantly over the past several years. Consistent with our growth strategy we are seeking to complete a public offering or other equity financing. In anticipation of further growth, we believe that amending our certificate of incorporation to increase the number of authorized shares is consistent with the Board’s strategic vision of the Company to be one of the premier providers of Fluid Management Disposal Systems.

As of June 15, 2015, 3,280,600 shares of common stock are outstanding, 20,550 shares of preferred stock are outstanding, 448,710 shares of common stock are reserved under outstanding stock options, 884,624 shares of common stock are reserved under the Company’s Amended and Restated 2012 Stock Incentive Plan, 501,245 shares of common stock are reserved upon exercise of outstanding warrants, 733,929 shares of common stock are reserved upon conversion of outstanding preferred stock and approximately 230,754 shares of common stock are reserved upon conversion of convertible notes (subject to adjustment).  This leaves only 4,586,805 shares of common stock (43% of the total authorized shares of common stock) available for future issuances.  In connection with equity financings in the near future, additional shares of common stock, preferred stock, warrants or other equity securities may be issued, making it necessary to increase the authorized shares.

Increasing the number of shares authorized will enable the Company to have sufficient shares for its anticipated equity financing future equity offerings, strategic acquisition opportunities, the continued issuance of equity awards under the Company’s Amended and Restated 2012 Stock Incentive Plan to recruit and retain key employees, and for other proper corporate purposes. From time to time, the Company evaluates and engages in discussions relating to possible opportunities for raising additional capital or entering into other transactions that may involve the issuance of additional shares of capital stock, although the Company presently has no obligations to issue additional capital stock other than as described above.

The increased authorized capital stock will provide the Board of Directors with the ability to approve the issuance of additional shares of capital stock, and securities that are convertible or exercisable into shares of such capital stock, without further vote of the stockholders, except as required under applicable law. The number of shares to be issued in any particular transaction and the price and other terms on which such shares will be issued will be determined solely by the Board of Directors. Under our certificate of incorporation, our stockholders do not have preemptive rights with respect to our common stock or our preferred stock. Thus, should our Board elect to issue additional shares, existing stockholders would not have any preferential rights to purchase any shares.  In addition, under our certificate of incorporation, the Board has the authority to approve the rights and preferences of classes or series of preferred stock without stockholder approval.

The proposed amendment to our certificate of incorporation is not being recommended in response to any specific effort of which our Board is aware to obtain control of the Company, and our Board does not intend or view the proposed increase in authorized common stock as an anti-takeover measure. However, the ability of our Board to authorize the issuance of the additional shares of common stock that would be available if the proposed amendment is approved and adopted could have the effect of discouraging or preventing a hostile takeover. Further, the increased authorized capital stock may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business.  In the case of preferred stock, under certain circumstances, it may have the effect of delaying or preventing a change of control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change of control of the Company.

Pursuant to Rule 14c-2 of the Exchange Act of 1934, the increase in authorized share capital will not be adopted until a date at least twenty (20) days after the date that this Information Statement is mailed to our stockholders of record as of June18, 2015.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of June 15, 2015 certain information regarding beneficial ownership of our common stock by:

•	Each person known to us to beneficially own 5% or more of our common stock;

•	Each named executive officer;

•	Each of our directors; and

•	All of our executive officers (as that term is defined under the rules and regulations of the Securities and Exchange Commission (the “SEC”)) and directors as a group.

We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite the stockholder’s name. We have based our calculation of the percentage of beneficial ownership on 3,280,600 shares of the Company’s common stock outstanding on June 15, 2015. Unless otherwise noted below, the address for each person or entity listed in the table is c/o Skyline Medical Inc., 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent Of Class
Josh Kornberg (5) (6)	1,119,890	31.2%
David Johnson (2)	30,227	.9%
Bob Myers (3)	27,493	.8%
Thomas J. McGoldrick (4)	6,093	.2%
Andrew P. Reding (7)	4,888	.2%
Frank Mancuso (7)	6,908	2%
All directors and executive officers as a group (6 persons)	1,195,499	36.4%
APA (5) (6)	615,281	18.8%
SOK Partners	805,982	24.5%
APA, SOK, Josh Kornberg	1,735,171	48.3%
Carl Schwartz (8)	164,469	5.0%

1.
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

2.
Includes (i) option to purchase 13,334 shares of common stock at a price of $6.00 per share (ii) option to purchase 12,659 shares of common stock at a price of $5.93 per share and (iii) option to purchase 4,045 shares of common stock at a price of $17.25 per share that may be exercised within 60 days of February 10, 2015.

3.
Includes (i) option to purchase 13,334 shares of common stock at a price of $6.00 per share (ii) option to purchase 10,549 shares of common stock at a price of $5.93 per share and (iii) option to purchase 3,479 shares of common stock at a price of $17.25 per share that may be exercised within 60 days of February 10, 2015.

4.
Includes (i) option to purchase 210 shares of common stock at a price of $23.85 per share (ii) option to purchase 1,235 shares of common stock at a price of $20.25 (iii) option to purchase 1,334 shares of common stock at a price of $11.25 (iv) option to purchase 606 shares of common stock at a price of $8.25, and (v) option to purchase 769 shares of common stock at a price of $6.50 per share that may be exercised within 60 days of February 10, 2015.

5.
Includes (i) options to purchase 306,476 shares common stock that may be exercised within the next 60 days, (ii) 788,808 shares owned directly by SOK Partners, (iii) warrants to purchase 1,261 shares of common stock at a price of $24.38 per share, respectively, and (iv) 1,282 shares of common stock issuable upon conversion of 250 shares of Series A Convertible Preferred Stock, par value, $0.01, stated value $100.00. Mr. Kornberg and Dr. Samuel Herschkowitz are the managing partners of SOK Partners.

6.	Includes 788,808 shares owned directly by SOK Partners. Josh Kornberg and Dr. Samuel Herschkowitz are the managing partners of SOK Partners.

7.
Includes (i) option to purchase 210 shares of common stock at a price of $23.85 per share (ii) option to purchase 741 shares of common stock at a price of $20.25 (iii) option to purchase 889 shares of common stock at a price of $11.25 (iv) option to purchase 606 shares of common stock at a price of $8.25, and (v) option to purchase 769 shares of common stock at a price of $6.50 per share that may be exercised within 60 days of February 10, 2015.

8.	Includes 106,310 shares of common stock. Includes an option to purchase 1,778 shares of common stock at $11.25 and a warrant to purchase 56,381 shares of common stock at $11.25.

CHANGES IN CONTROL

We are not aware of any arrangements, including any pledge by any person of our stock, the operation of which may at a subsequent date result in a change of control of the Company.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov . Those filings are also available to the public on our corporate website at www.skylinemedical.com . The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this Information Statement. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

This Information Statement is provided to the holders of common stock of Skyline Medical Inc. for informational purposes in connection with the amendment to the Certificate of Incorporation, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

Josh Kornberg President, CEO, Interim Chairman of the Board

Eagan, Minnesota
June 19, 2015

Appendix A

FORM OF CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
SKYLINE MEDICAL INC.
(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the Chief Executive Officer of Skyline Medical Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that the following resolution was adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED: Section 4.1 of the Certificate of Incorporation, as amended, of this Corporation is hereby amended and replaced with the following:

4.1  The total number of shares of stock that the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock, having a par value of one cent ($0.01) per share (“Common Stock”); and twenty million (20,000,000) shares of preferred stock, with a par value of one cent ($0.01) per share (“Preferred Stock”).

The foregoing resolution and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a joint written consent dated June 18, 2015 of the directors of the Corporation, in accordance with Section 141 of the Delaware General Corporation Law, and of holders of a majority of the outstanding shares of the Corporation’s voting stock, in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed this Certificate of Amendment to the Corporation’s Certificate of Incorporation, as amended, as of June 19, 2015.

Skyline Medical Inc.

By: \s\Josh Kornberg
Josh Kornberg, Chief Executive Officer